Bionano Genomics Reports Fourth Quarter and Year End 2019 Financial Results and Provides Business Update

Conference Call and Webcast scheduled for today, Thursday, March 5 at 4:30 pm ET

SAN DIEGO, March 5, 2020 - Bionano Genomics, Inc. (NASDAQ: BNGO), a life sciences instrumentation company that develops and markets Saphyr®, a platform for ultra-sensitive and ultra-specific structural variation detection in genome analysis, today reported its financial results for the fourth quarter and year ended December 31, 2019 and provided a business update.

Recent Business Highlights

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Announced updates to the Saphyr system designed to increase the speed of data collection, simplify sample preparation for solid tumors and animal tissue, and significantly improve total data yield per flow cell, allowing for a complete workflow for the in-depth analysis of complex, heterogeneous cancer samples. Also introduced a new reagent-rental sales model along with a competitively priced service model allowing researchers and labs access to the Saphyr system with minimum purchase commitments;

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Published a study in bioRxiv showing the Saphyr system’s 100% concordance with traditional cytogenetic methods in detecting somatic chromosomal abnormalities in the analysis of leukemia genomes. The study was conducted at the Radboud University Medical Center in the Netherlands;

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Presented a total of 34 (13 oral and 21 poster) presentations at the International Plant & Animal Genome (PAG) XXVIII Conference that discussed the use of Bionano’s systems to build the most complete and accurate genome assemblies and workflows to analyze variations of genome structure;

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Announced GeneDx’s adoption of the Saphyr system as part of its efforts to develop advanced tools to test for conditions caused by large structural variants based on Bionano’s optical mapping technology;

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Announced Mayo Clinic’s adoption of the Saphyr system in-house after determining that it could provide a deeper understanding of the genetic causes of neurodegenerative diseases and the routes to developing novel diagnostic assays and drugs to enable therapeutic interventions;

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Published four leukemia studies using Saphyr system in the special edition of the journal Blood prior to the start of the 2019 annual meeting of the American Society of Hematology (ASH) in conjunction with the launch of its DNA isolation kit for Bone Marrow Aspirates (BMA), the primary material collected in leukemia patients.

“2019 was a tremendous year for the acceptance, recognition, and support our Saphyr system received from world-class institutions, and we expect to see that trend continue,” said Erik Holmlin, Ph.D., CEO of Bionano. “We are seeing an increase in the number of instruments placed, indicating that Saphyr is being accepted and recognized by leaders in the field. With record highs in single quarter consumable revenues, we believe we are on the cusp of a shift towards broader adoption of our Saphyr system by world-class institutions and we are excited at the trends we see heading into 2020.”

Fourth Quarter 2019 Financial Highlights

Total Revenue. Total revenue for the three months ended December 31, 2019 was $2.8 million compared to $4.0 million for the same period of 2018, a decrease of 31%. Instrument revenue decreased by $1.5 million, or 50%, to $1.5 million compared to $3.0 million for the same period of 2018. This was offset by an increase in consumable revenue of $0.3 million, or 35%, to $1.1 million compared to $0.8 million for the same period of 2018. Following is a summary of changes by geographic region for the three months ended December 31, 2019 as compared to the same period in 2018:

•	North America revenue decreased by $0.1 million, or 12%;

•	EMEIA revenue decreased by $0.5 million, or 40%; and

•	Asia Pacific revenue decreased by $0.6 million, or 52%.

Cost of Revenue. Cost of revenues for the three months ended December 31, 2019 was $1.7 million compared to $3.0 million for the same period of 2018, a decrease of 43%. The decrease in cost of revenues was driven by a 57% decrease in the number of instrument units sold.

Operating Expenses. Operating expenses for the three months ended December 31, 2019 were $8.3 million compared to $7.1 million for the same period of 2018, an increase of 16%. The increase was mainly attributed to higher selling, general, and administrative expense due to the cost of adding headcount to our global sales and marketing teams as well as back-office support teams to assist with the growth of our world-wide product distribution.

Net Loss. Net loss for the three months ended December 31, 2019 was $7.9 million compared to a net loss of $6.4 million for the same period in 2018, an increase of 23%.

Cash and cash equivalents. At December 31, 2019, the Company had cash and cash equivalents of $17.3 million, compared to cash and cash equivalents of $16.5 million at December 31, 2018.

Full-Year 2019 Financial Highlights

Total Revenue. Total revenue for the year ended December 31, 2019 was $10.1 million, compared to $12.0 million for the same period last year, or a decrease of 16%. Instrument revenue decreased by $1.7 million, or 20%, to $6.7 million compared to $8.4 million for the same period of 2018. Consumable revenue decreased by $0.3 million, or 10%, to $2.7 million from $3.0 million for the same period of 2018. Following is a summary of changes by geographic region for the year ended December 31, 2019 as compared to the same period in 2018:

•	North America revenue increased by $0.4 million, or 9%;

•	EMEIA revenue decreased by $0.3 million, or 8%; and

•	Asia Pacific revenue decreased by $2.0 million, or 57%.

Cost of Revenues. Cost of revenues decreased by $1.9 million, or 22%, to $6.8 million for the year ended December 31, 2019 compared to $8.7 million for the same period in 2018. The decrease is due to an 11% decline in the number of instrument units sold year over year, a 10% decline in average selling price, and a $1.3 million write-down recorded in 2018 to reduce the value of our Irys instruments held in inventory to zero. The market for Irys, our first-generation instrument, was significantly reduced as a result of the launch of Saphyr in the first quarter of 2017.

Operating Expenses. Operating expenses for the year ended December 31, 2019, were $29.2 million compared to $23.7 million for the same period last year. The increase in operating expenses was primarily due to higher selling, general and administrative expenses due to the cost of adding headcount to our global sales and marketing teams as well as back-office support teams to assist with the growth of our world-wide product distribution.

Net Loss. Net loss for the year ended December 31, 2019 was $29.8 million compared to a net loss of $18.5 million for the year ended December 31, 2018.

Conference Call & Webcast Details
The Company will host a conference call and live webcast to discuss its third quarter 2019 financial results and provide an update on business activities. The event will be held today at 4:30 p.m. Eastern Time. Dial-in details are as follows:

Date:            Thursday March 5
Time:             4:30 p.m. Eastern Time
Toll Free:        877-407-0784
International:        201-689-8560
Conference ID:    13699651
Webcast:        http://public.viavid.com/index.php?id=138281

To access the call, participants should dial the applicable telephone number above at least 5 minutes prior to the start of the call.  An archived version of the webcast will be available for replay in the Investors section of the Bionano website.

About Bionano Genomics
Bionano is a life sciences instrumentation company in the genome analysis space. Bionano develops and markets the Saphyr system, a platform for ultra-sensitive and ultra-specific structural variation detection that enables researchers and clinicians to accelerate the search for new diagnostics and therapeutic targets and is designed to drive the adoption of digital cytogenetics, which is a more systematic, streamlined and industrialized form of traditional cytogenetics. The Saphyr system comprises an instrument, chip consumables, reagents and a suite of data analysis tools.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “expect,” “plan,” “anticipate,” “estimate,” “intend” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) convey uncertainty of future events or outcomes and are intended to identify these forward-looking statements. Forward-looking statements include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things: our expectations regarding trends in the adoption of the saphyr system; our beliefs regarding near-term shifts towards broader adoption of the Saphyr system; and our efforts to execute on our commercial strategy. Each of these forward-looking statements involves risks and uncertainties. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include the risks that our sales, revenue, expense and other financial guidance may not be as expected, as well as risks and uncertainties associated with: general market conditions; changes in the competitive landscape and the introduction of competitive products; changes in our strategic and commercial plans; our ability to obtain sufficient financing to fund our strategic plans and commercialization efforts; the loss of key members of management and our commercial team; and the risks and uncertainties associated with our business and financial condition in general, including the risks and uncertainties described in our filings with the Securities and Exchange Commission, including, without limitation, our Annual Report on Form 10-Q for the quarter ended September 30, 2019 and in other filings subsequently made by us with the Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made and are based on management's assumptions and estimates as of such date. We do not undertake any obligation to publicly update any forward-looking statements, whether as a result of the receipt of new information, the occurrence of future events or otherwise.

Contacts
Company Contact:
Erik Holmlin, CEO
Bionano Genomics, Inc.
+1 (858) 888-7610
eholmlin@bionanogenomics.com

Investor Relations Contact:
Ashley R. Robinson
LifeSci Advisors, LLC
+1 (617) 430-7577
arr@lifesciadvisors.com

Media Contact:
Kirsten Thomas
The Ruth Group
+1 (508) 280-6592
kthomas@theruthgroup.com
Financial tables follow

Bionano Genomics, Inc.
Condensed Consolidated Statement of Operations

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Revenue:
Product revenue	$2,604,187	$3,844,766	$9,474,444	$11,463,173
Service and other revenue	184,943	168,771	655,064	537,562
Total revenue	2,789,130	4,013,537	10,129,508	12,000,735
Cost of revenue:
Cost of product revenue	1,612,922	2,853,339	6,495,693	8,562,042
Cost of service and other revenue	77,837	134,777	272,454	149,284
Total cost of revenue	1,690,759	2,988,116	6,768,147	8,711,326
Operating expenses:
Research and development	2,399,183	2,521,467	9,080,891	9,484,163
Selling, general and administrative	5,859,681	4,602,518	20,155,376	14,220,331
Total operating expenses	8,258,864	7,123,985	29,236,267	23,704,494
Total other expenses	(740,102)	(312,894)	(3,940,164)	1,918,693
Net loss	$(7,900,595)	$(6,411,458)	$(29,815,070)	$(18,496,392)

Bionano Genomics, Inc.
Condensed Consolidated Balance Sheet

	December 31,
	2019	2018

Assets
Current assets:
Cash and cash equivalents	$17,311,373	$16,522,729
Accounts receivable, net	6,333,963	4,514,333
Inventory	3,443,559	1,068,557
Prepaid expenses and other current assets	1,169,346	919,500
Total current assets	28,258,241	23,025,119
Property and equipment, net	1,949,625	1,777,302
Total assets	$30,207,866	$24,802,421
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$2,699,153	$1,351,736
Accrued expenses	3,225,431	2,900,129
Deferred revenue	357,492	270,998
Current portion of long-term debt	20,022,810	—
Total current liabilities	26,304,886	4,522,863
Long-term debt, net of current portion	—	9,029,374
Long-term deferred revenue	182,648	304,467
Other non-current liabilities	152,401	808,366
Total liabilities	26,639,935	14,665,070
Total stockholders’ equity	3,567,931	10,137,351
Total liabilities and stockholders’ equity	$30,207,866	$24,802,421